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                                                                   EXHIBIT 23.3



                           INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Hispanic Broadcasting Corporation:

We consent to incorporation by reference in the Registration Statements on Form S-3 of Hispanic Broadcasting Corporation (formerly Heftel Broadcasting Corporation) of our report dated February 26, 1998 (except as to Notes 3 and 7 for which the date is May 22, 1998), relating to the balance sheet of Multicultural Radio Broadcasting, Inc. as of December 31, 1997 and the related statements of income, stockholder's equity, and cash flows for the year then ended which appears in the Current Report on Form 8-K of Heftel Broadcasting Corporation filed on June 4, 1998, as amended by Form 8-K/A filed on July 31, 1998.


                                       WISS & COMPANY, LLP

Livingston, New Jersey
October 14, 1999